NON-COMPETE AGREEMENT





         NON-COMPETE AGREEMENT, dated as of March 6, 1996, by and among GENDEX-DEL MEDICAL IMAGING CORP., a Delaware corporation with offices at 11550 West King Street, Franklin Park, Illinois 60131 ("GDM"), DEL GLOBAL TECHNOLOGIES CORP., a New York corporation with offices at One Commerce Place, Valhalla, New York 10595 ("Del") and DENTSPLY INTERNATIONAL INC., a Delaware corporation with offices at 570 West College Avenue, York, Pennsylvania 17405-0872 ("Dentsply").



                              W I T N E S S E T H:



         WHEREAS, pursuant to that certain Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of March 6, 1996, by and among GDM, Del and Dentsply, GDM has acquired certain selected assets of the GENDEX MEDICAL DIVISION OF DENTSPLY ("Gendex Division"); and

         WHEREAS, the Gendex Division was a division of Dentsply and is engaged in the business of designing, manufacturing, repairing, marketing, distributing and/or selling medical imaging devices and related components, including equipment for veterinary and chiropractic uses; and

         WHEREAS, as an additional inducement to Del and GDM to consummate the transactions contemplated by the Asset Purchase Agreement, Dentsply has agreed to enter into this Non-Compete Agreement, on the terms and subject to the conditions herein contained.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         Section 1. Covenant Not To Compete and Confidentiality Covenant.

              1.1. Non-Compete. Dentsply hereby acknowledges that the Gendex Division was a division of Dentsply. Dentsply further acknowledges that (i) the principal business of the Gendex Division is the design, manufacture, repair, marketing, distribution and/or sale of medical imaging devices and related





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components, including equipment for veterinary and chiropractic uses under the tradenames "Universal Imaging" and "Gendex" (the "Business"); (ii) Dentsply and its affiliates have had access to the confidential affairs and proprietary information of the Gendex Division and their affiliates not readily available to the public; (iii) the agreements and covenants of Dentsply contained in this
Section 1 are essential to the business and goodwill of the Gendex Division; and
(iv) Del and GDM would not consummate the Asset Purchase Agreement without the non-compete covenants contained herein. Accordingly, and except as expressly provided pursuant to Section 1.2 hereof, Dentsply does hereby agree, that, it will not, nor will its affiliates directly or indirectly, as a shareholder, director, officer, partner, joint venturer, employee, consultant or agent, in the Territory, as hereinafter defined, at any time during the Restricted Period, as hereinafter defined:

                   (a) engage in the Business for its account or render any services, which constitute engaging in the Business, in any capacity to any person (other than Del, GDM or their affiliates); or become interested in any person engaged in the Business (other than Del, GDM or their affiliates) as a partner, shareholder (other than as a shareholder of Del), principal, agent, employee, trustee, consultant or in any other relationship or capacity;

                   (b) solicit, directly or indirectly, on behalf of itself or any third party, any client of Del, GDM or the Gendex Division and their affiliates in connection with the sale of products of the Business; and

                   (c) have an interest as an owner, independent contractor, co-venturer, partner, participant, associate or in any other capacity, render services to or participate in the affairs of, any business which is competitive with, or substantially similar to, the Business.

                   As used herein, the term "affiliates" shall mean all entities directly or indirectly controlling, controlled by or under common control with Dentsply and/or Del or GDM.

              1.2. Acquisitions by Dentsply. In the event, pursuant to a single transaction or series of transactions following the closing of the transactions contemplated by the Asset Purchase Agreement, Dentsply shall have acquired a business or businesses manufacturing or marketing medical imaging devices including chiropractic and veterinary applications ("Acquired Business") that shall cause Dentsply to have in the aggregate an amount of gross sales from such Acquired Business equal to or in excess of $6,000,000 per annum (a "Transaction") then Dentsply shall, not later than two (2) years following such Transaction, discontinue or dispose of all or a portion of such Acquired Business in excess of such amount. Notwithstanding anything to the contrary set forth in this Section 1.2, Dentsply shall, within a reasonable period of time, give Del and GDM written notice, describing such acquisition, including the





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business acquired. In the event, as a result of a Transaction and in accordance with this Section 1.2, Dentsply is obligated or desires to dispose of all or a portion of such Acquired Business acquired as a result of a Transaction, Dentsply shall give Del and GDM written notice (the "Notice") of its desire or intent to sell such business.

              1.3. GDM, Del Non-Compete. GDM and Del hereby acknowledge that (i) they have had access to confidential affairs and proprietary information of Dentsply not readily available to the public, and (ii) Dentsply would not consummate the Asset Purchase Agreement without the non-compete covenants contained herein. Accordingly, and except as expressly provided pursuant to
Section 1.4 hereof, GDM and Del do hereby agree, that they will not, nor will their affiliates, directly or indirectly, as a shareholder, director, officer, partner, joint venturer, employee, consultant or agent, in the Territory, at any time during the Restricted Period:

                   (a) engage in any business which is competitive with the Dentsply business of manufacturing, design, repair, marketing, distribution and/or sale of products for the dental industry or dental applications (the "Dentsply Business"), for its account or render any services, which constitute engaging in the Dentsply Business, in any capacity to any person (other than Dentsply or its affiliates); or become interested in any person engaged in the Dentsply Business (other than Dentsply or its affiliates) as a partner, shareholder (other than as a shareholder of Del), principal, agent, employee, trustee, consultant or in any other relationship or capacity;

                   (b) solicit, directly or indirectly, on behalf of itself or any third party, any client of Dentsply or its affiliates in connection with the sale of products of the Dentsply Business; and

                   (c) have an interest as an owner, independent contractor, co-venturer, partner, participant, associate or in any other capacity, render services to or participate in the affairs of, any business which is competitive with, or substantially similar to the Dentsply Business.

              1.4. Exception to Del Non-Compete. Notwithstanding the provisions of Section 1.3 hereof, the term "Dentsply Business" as used herein shall not include the manufacture and sale by Del or affiliates of portable intra-oral dental systems. It is acknowledged by Dentsply that such intra-oral dental systems are currently manufactured and sold by an affiliate of Del and such affiliate will continue to sell such systems, as such systems may be upgraded, modified, or replaced, in the sole discretion of Del and/or its affiliates.





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              1.5. Unenforceability. If any of the restrictions contained in this Section 1 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

              1.6. Restricted Period. The term "Restricted Period" as used in this Section 1, shall mean the period commencing on the date hereof and ending on the date ten (10) years from the date hereof.

              1.7. Territory Defined. The term "Territory" as used herein shall mean the entire world.

         Section 2. Injunctive Relief. The parties acknowledge that any breach or threatened breach by it of Section 1 of this Agreement shall entitle the other party and their affiliates, in addition to any other legal remedies available to them, (i) to apply to any court of competent jurisdiction to enjoin such breach or threatened breach without the requirement of posting a bond or other security or a showing of special damages and (ii) the right and remedy to require the breaching party and its affiliates to account for and pay over to the other party, in their sole discretion, all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by them as the result of any transactions constituting a breach of the restrictive covenants of Section 1 hereof, and the breaching party and its affiliates shall account for and pay over such Benefits to the other party. The parties understand and intend that each restriction agreed to hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any one restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by the laws of the jurisdiction in which enforcement thereof is sought, such restriction shall be limited to the extent permitted by law.

         Section 3. Consideration for Non-Compete Covenants. As an additional inducement to each party to consummate the transactions contemplated by the Asset Purchase Agreement, Dentsply and Del and GDM have agreed to enter into this Non-Compete Agreement, on the terms and subject to the conditions herein contained.

         Section 4. Miscellaneous.

              4.1. Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the





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matters covered hereby, supersedes all prior understandings and agreements, if any, whether oral or written among Del, GDM and Dentsply with respect to such matters and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

              4.2. Binding Effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors. No assignment of any party's rights or obligations shall be effective without the prior written consent of the other party hereto.

              4.3. Captions. The captions contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

              4.4. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by confirmed telefax, certified mail, postage prepaid, or special overnight delivery, to the party at the address set forth above or to such other address as either party may thereafter give notice of in accordance with the provisions hereof.

              4.5. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              4.6. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof. Except in respect of any action commenced by a third party in another jurisdiction, the parties hereto agree that any legal suit, action, or proceeding against them arising out of or relating to this Agreement shall be brought exclusively in the United States Federal Courts in the State of Delaware or the Courts of Chancery, in the State of Delaware. The parties hereto hereby accept the jurisdictions of such courts for the purpose of any such action or proceeding, and agree that venue for any action or proceeding brought in the State of Delaware shall lie in the United States Federal Courts or the Courts of Chancery located in New Castle County, Delaware as the case many be. Each of the parties hereto hereby irrevocably consents to the service of process in any





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action or proceeding in such courts by the mailing thereof by United States registered or certified mail postage prepaid at its address set forth herein.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                        GENDEX-DEL MEDICAL IMAGING CORP.


                                        By:  /s/David Engel
                                             ----------------------------------
                                             David Engel
                                             Executive Vice President and
                                                  Chief Financial Officer


                                        DEL GLOBAL TECHNOLOGIES CORP.


                                        By:  /s/David Engel
                                             ----------------------------------
                                             David Engel
                                             Executive Vice President and
                                                  Chief Financial Officer


                                        DENTSPLY INTERNATIONAL INC.


                                        By:  /s/Edward Yates
                                             ----------------------------------
                                             Edward Yates





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